Exhibit 21.1

SHARING SERVICES GLOBAL CORPORATION

LIST OF SUBSIDIARIES

Sharing Services Global Corporation
Elenergy, LLC (Texas)
Elepreneurs Holdings, LLC (Texas)
Elepreneurs U.S., LLC (Texas)
Elepreneurs Canada, ULC (Canada)
Elevacity Holdings, LLC (Texas)
Elevacity U.S., LLC (Texas)
Elevacity Global Australia PTY LTD (Australia)
Elevacity Global NZ Limited (New Zealand)
Elevacity Limited (United Kingdom)
Four Oceans Holdings, Inc (Nevada)
Imagine University, LLC (Texas)
Legacy Direct Global, LLC (Texas)
SHRG Affiliated Holdings, LLC (Texas)
SHRG Fulfillment Holdings, LLC (Texas)
SHRG Information Technologies, LLC (Texas)
SHRG IP Holdings, LLC (Texas)
Total Travel Media, Inc. (Nevada)

Note: All listed entities are direct subsidiaries of the Registrant, except as otherwise indicated above.